Exhibit 10.37

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to Executive Employment Agreement is made as of June 6, 2014. This Amendment amends the Executive Employment Agreement, dated as of July 30, 2013, by and between Ambrx, Inc., a Delaware corporation (the “Company”), and Peter Alec Kiener (“Executive”) (the “Agreement”). This Amendment will be effective upon the closing of the initial public offering of the Company.

The Agreement is hereby amended as follows:

1.	Section 7(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(a)(i) Termination Without Cause or By Executive For Certain Other Reasons. If Executive’s Separation from Service occurs by reason of the termination of Executive’s employment (A) by the Company without Cause or (B) by Executive for Good Reason, in either case Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of Company, the benefits provided below:

(1)     The Company shall pay to Executive his fully earned but unpaid Base Salary, when due, through the date of Separation from Service at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of Separation from Service;

(2)     Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to: (x) nine (9), multiplied by (y) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be payable in nine (9) equal monthly installments on the first day of each calendar month, commencing on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service; and

(3)     Subject to Executive’s continued compliance with Sections 8, 9 and 10, for the period beginning on the date of Executive’s Separation from Service and ending on the date which is nine (9) full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period expires), the Company shall provide Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Separation from Service with continuation coverage under COBRA for a monthly premium equal to the monthly premium Executive would have been required to pay for health coverage for Executive and his eligible dependents who were covered by the Company’s health plans if Executive were an active employee (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such overage and his timely payment of premiums). Such continuation coverage shall be provided through insurance in accordance with the exemption under Treasury Regulation Section 1.409A-1(a)(5). For the avoidance of doubt, the Company shall not be required to pay any tax gross-up payment with respect to such benefit.

(ii) Termination Without Cause or By Executive For Certain Other Reasons in Connection with a Change in Control. If Executive’s Separation from Service occurs by reason of the termination of Executive’s employment (A) by the Company without Cause or (B) by Executive for Good Reason within three (3) months prior to or twelve (12) months following a Change in Control, in either case Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of Company, the benefits provided below:

(1)     The Company shall pay to Executive his fully earned but unpaid Base Salary, when due, through the date of Separation from Service at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of Separation from Service;

(2)     Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to: (x) twelve (12), multiplied by (y) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be paid in a lump sum payment on the sixtieth (60th) day following the date of Executive’s Separation from Service;

(3)     Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive Executive’s Target Bonus for the year in which the Separation from Service occurs. Such severance benefit shall be paid in a lump sum payment on the sixtieth (60th) day following the date of Executive’s Separation from Service; and

(4)     Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive a cash payment equal to: (x) twelve (12), multiplied by (y) the monthly premium Executive would have been required to pay for continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered by the Company’s health plans as of the date of Executive’s Separation from Service (calculated by reference to the premium as of the date of termination) (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums). Such severance benefit shall be paid in a lump sum payment on the sixtieth (60th) day following the date of Executive’s Separation from Service. For the avoidance of doubt, the Company shall not be required to pay any tax gross-up payment with respect to such benefit.”

2.	The Agreement, as amended herein, shall remain in full force and effect.

THE PARTIES TO THIS AMENDMENT HAVE READ THE FOREGOING AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AMENDMENT ON THE DATES SHOWN BELOW.

PETER ALEC KIENER

Dated:	June 6, 2014	/s/ Peter Alec Kiener
Address:

AMBRX, INC.

Dated:	June 6, 2014	By:	/s/ Lawson Macartney
		Name:	Lawson Macartney
		Title:	President and Chief Executive Officer

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